Exhibit 99.1

Quantum FinTech Acquisition Corporation to Acquire AtlasClear

AtlasClear will operate through an acquisition of technology assets from Atlas Fintech Holdings Corp., combined with the acquisition of correspondent clearing broker dealer, Wilson Davis & Co., Inc.

AtlasClear also party to definitive agreement to acquire Federal Reserve Member, Commercial Bancorp of Wyoming; acquisition expected to close Q2 or Q3 2023 subject to regulatory approvals

Robert McBey, CEO of Wilson Davis & Co., Inc., and Craig Ridenhour, Chief Business Development Officer of Atlas FinTech Holdings Corp., will lead the combined company

TAMPA and SALT LAKE CITY, Nov. 16, 2022 (GLOBE NEWSWIRE) — AtlasClear, Inc. (“AtlasClear”), Atlas Fintech Holdings Corp. (“Atlas FinTech”) and Quantum FinTech Acquisition Corporation (“QFTA”) (NYSE: QFTA), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement that will result in Atlas FinTech transferring its trading technology assets to AtlasClear and the acquisition by AtlasClear as part of the initial business combination of Wilson Davis & Co., Inc., a correspondent clearing broker-dealer (“WDCO”). AtlasClear has also entered into a definitive agreement to acquire a federal reserve member following consummation of the initial business combination, expected in the second or third quarter of 2023.

As a result of the transactions, AtlasClear will provide specialized banking and clearing services to other financial services firms, with an emphasis on global markets currently underserviced by larger vendors. Once properly integrated, synergies between the federal reserve member and the correspondent clearing company are expected to allow for lower cost of capital, higher net interest margins, expanded product development and greater credit extension. Upon closing, the combined company will operate as AtlasClear, Inc. and its common stock is expected to be listed on the New York Stock Exchange under the ticker symbol “ATCL”.

“AtlasClear is expected to possess best in class FinTech capabilities for its target marketplace in trading, clearing and settling financial products. Together with the proposed acquisitions of a correspondent clearing broker dealer and a Federal Reserve Member Bank, we believe AtlasClear will be well positioned to execute its strategy to service small and mid-sized financial services firms,” said Robert McBey, CEO of WDCO.

“We expect that going public will provide us with a source of capital to grow AtlasClear and advance our strategic priorities, while acquiring and integrating WDCO and CB will add the requisite regulatory structures. Together, we believe this business combination will advance our vision to create a FinTech forward alternative for market participants,” said Craig Ridenhour, CBDO of Atlas FinTech Holdings.

Key Transaction Terms

The board of directors and stockholders of AtlasClear have approved the business combination. The board of directors of QFTA has approved the business combination based upon the unanimous recommendation of a special committee of independent directors. The transaction will require the approval of the stockholders of QFTA, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is currently expected to close in the first quarter of 2023. The acquisition of WDCO is expected to be effected pursuant to the terms and conditions of the stock purchase agreement entered into by AtlasClear and WDCO and the acquisition of CB is expected to be effected pursuant to the terms and conditions of the merger agreement entered into by AtlasClear and CB, each of which contains customary closing conditions.

About AtlasClear

AtlasClear plans to build a cutting-edge technology enabled financial services firm that would create a more efficient platform for trading, clearing, settlement and banking of evolving and innovative financial products with a focus on the small and middle market financial services firms. The team that will lead AtlasClear are respected financial services industry veterans that have founded and led other companies in the industry including Penson Clearing, Southwest Securities, NexTrade, and Anderen Bank.

About Quantum FinTech Acquisition Corporation

Quantum FinTech Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, that was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, with a principal focus on identifying high-growth financial services and fintech businesses as targets.

About the Financial Technology

The nature of the combined entity is expected to be supported by robust, proven, financial technologies with a full suite that will enable the flow of business and success of the enterprise. We expect that the combined entity will have a full exchange platform for a spectrum of financial products. In addition, we expect that the combined entity will have a full prime brokerage and, following the Commercial Bancorp acquisition, a prime banking platform with complete front-end delivery. The enterprise will be able to offer a fixed income risk management platform which can be expanded to a diverse application on financial products.

We anticipate that the combined entity will be run by a new digital suite of technologies that will be part of the transaction at closing.

About Wilson Davis & Co.

Wilson Davis & Co. is a full-service correspondent securities broker-dealer. The company is registered with the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority and the Securities Investor Protection Organization. In addition, WDCO is a member of the Depository Trust and Clearing Corporation as well as the National Securities Clearing Corporation. Headquartered in Salt Lake City, Utah and Dallas, Texas, WDCO has been servicing the investment community since 1968, with satellite offices in California, Arizona, Colorado, New York, New Jersey and Florida.

About Commercial Bancorp of Wyoming

Commercial Bancorp of Wyoming began is operations as a bank through its wholly owned subsidiary, Farmer’s State Bank (“FSB”) in 1915 and has been servicing the local community in Pine Bluffs, WY. It has focused the majority of its services on private and corporate banking. A member of the Federal Reserve, we expect FSB to be a strategic asset for AtlasClear’s long-term business model.

Additional Information and Where to Find It

In connection with the proposed business combination and related transactions contemplated in connection therewith (the “Proposed Transaction”), the new public holding company (“New Pubco”) intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement of QFTA and prospectus of New Pubco, and after the registration statement is declared effective, QFTA will mail a definitive proxy statement/prospectus relating to the Proposed Transaction to its stockholders. This press release does not contain any information that should be considered by QFTA’s stockholders concerning the Proposed Transaction and is not intended to constitute the basis of any voting or investment decision in respect of the Proposed Transaction or the securities of New Pubco. QFTA’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about New Pubco, QFTA, AtlasClear, WDCO, FSB and the Proposed Transaction. When available, the definitive proxy statement/prospectus will be mailed to stockholders of QFTA as of a record date to be established for voting on the Proposed Transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/ prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Quantum FinTech Acquisition Corporation, 4221 W Boy Scout BLVD Suite 300, Tampa FL 33607, Attention: Investor Relations or by email at IR@qftacorp.com.

No Offer or Solicitation

This press release shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This press release does not constitute an offer, or a solicitation of an offer, to buy or sell any securities, investment or other specific product, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities, investment or other specific product in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Participants in Solicitation

QFTA, AtlasClear and their respective directors and executive officers may be deemed participants in the solicitation of proxies from QFTA stockholders with respect to the Proposed Transaction. QFTA stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of QFTA in its Annual Report on Form 10-K, filed with the SEC on March 10, 2022, as amended (the “2021 Form 10-K”), which is available free of charge at the SEC’s website at www.sec.gov. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to QTFA stockholders in connection with the Proposed Transaction and other matters to be voted upon at QFTA’s special meeting of stockholders will be set forth in the proxy statement/prospectus for the Proposed Transaction when available. Additional information regarding the interests of the participants in the solicitation of proxies from QFTA’s stockholders with respect to the Proposed Transaction will be contained in the proxy statement/prospectus for the Proposed Transaction when available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect AtlasClear’s and QFTA’s current views with respect to, among other things, the future operations and financial performance of AtlasClear, QFTA and the combined company. Forward-looking statements in this communication may be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “proposed” “predict,” “project,” “seek,” “should,” “target,” “trends,” “will,” “would” and similar terms and phrases. Forward-looking statements contained in this communication include, but are not limited to, statements as to (i) expectations regarding the Proposed Transaction, including timing for its consummation, (ii) anticipated use of proceeds from the transaction, (iii) AtlasClear and QFTA’s expectations as to various operational results and market conditions, (iv) AtlasClear’s anticipated growth strategy, including the proposed acquisitions, (v) anticipated benefits of the Proposed Transaction and proposed acquisitions, (vi) the financial technology of the combined entity and (vii) expected listing of the combined company.

The forward-looking statements contained in this communication are based on the current expectations of AtlasClear, QFTA and their respective management and are subject to risks and uncertainties. No assurance can be given that future developments affecting AtlasClear, QFTA or the combined company will be those that are anticipated. Actual results may differ materially from current expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond the control of AtlasClear and QFTA. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them.

Such factors include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all; the risk that the transaction closes but AtlasClear’s acquisition of FSB does not close as a result of the failure to satisfy the conditions to closing such acquisition (including, without limitation, the receipt of approval of Commercial Bancorp stockholders and receipt of required regulatory approvals),the failure to obtain requisite approval for the transaction or meet other closing conditions; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement in respect of the transaction; failure to achieve sufficient cash available (taking into account all available financing sources) following any redemptions of QFTA’s public stockholders; failure to obtain the requisite approval of QFTA’s stockholders; failure to meet relevant listing standards in connection with the consummation of the transaction; failure to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition, the ability of the combined entity to maintain relationships with customers and suppliers and strategic alliance third parties, and to retain its management and key employees; potential litigation relating to the proposed transaction; changes to the proposed structure of the transaction that may be required or appropriate as a result of the announcement and execution of the transaction; unexpected costs and expenses related to the transaction; estimates of AtlasClear and the combined company’s financial performance being materially incorrect predictions; AtlasClear’s failure to complete the proposed acquisitions on favorable terms to AtlasClear or at all; AtlasClear’s inability to integrate, and to realize the benefits of, the proposed acquisitions; changes in general economic or political conditions; changes in the markets that AtlasClear targets or the combined company will target; slowdowns in securities or cryptocurrency trading or shifting demand for trading, clearing and settling financial products; the impact of the ongoing COVID-19 pandemic; any change in laws applicable to QFTA or AtlasClear or any regulatory or judicial interpretation thereof; and other factors, risks and uncertainties, including those to be included under the heading “Risk Factors” in the proxy statement/prospectus to be later filed with the SEC, and those included under the heading “Risk Factors” in QFTA’s 2021 Form 10-K and its subsequent filings with the SEC. AtlasClear and QFTA caution that the foregoing list of factors is not exhaustive. Any forward-looking statement made in this communication speaks only as of the date hereof. Plans, intentions or expectations disclosed in forward-looking statements may not be achieved and no one should place undue reliance on such forward-looking statements. Neither AtlasClear nor QFTA undertake any obligation to update, revise or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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